UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): June 22, 2010

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936 (Commission File Number)	13-3637458 (IRS Employer Identification No.)

Chenming Industrial Park, Shouguang City, Shandong, China 262714
(Address of principal executive offices and zip code)

+86 (536) 567-0008
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 22, 2010, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) which was entered into on June 7, 2010 by and among Gulf Resources, Inc. (the “Company”), Shouguang City Haoyuan Chemical Company Limited, a wholly owned subsidiary of the Company (the "SCHC"), Jinjin Li and Qiuzhen Wang, citizens of the People’s Republic of China (the “Sellers”), the Company completed its acquisition of all right, title and interest in and to all assets owned by the Sellers utilized in the production of bromine and crude salt, located at the Shouguang City Yangkou Township, East of the Yangzhuang Village including without limitation, machinery, equipment and inventory, and any warranties associated therewith (the “Purchased Assets’), for a total purchase price of RMB95 million (approximately $13.9 million) (the “Purchase Price”).  Of the Purchase Price RMB18,050,000 (approximately $2.6 million) was paid to the Sellers in cash on June 7, 2010, RMB72,200,000 (approximately $10.3 million) was paid to the Sellers in cash on June 21, 2010; and RMB4,750,000 (approximately $695,655) will be paid by the issuance of 70,560 shares of common stock of the Company to the Sellers.

Additional information regarding this transaction can be found in the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2010.

Item 8.01  Other Events.

On June 23, 2010, the Registrant issued a press release announcing that it had completed the aforesaid transaction. A copy of such press release is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Gulf Resources, Inc. Press Release dated June 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name:	Xiaobin Liu
Title:	Chief Executive Officer

Dated: June 24, 2010